Perma-Fix Announces 18% Increase in Revenue and
97% Increase in Operating Income for the First Quarter of 2010

ATLANTA – May 6, 2010— Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the first quarter ended March 31, 2010.

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, “Perma-Fix has established a unique position within the nuclear waste treatment and nuclear services market due to our technologies, our track record and our permits.  In the first quarter of 2010, our seasonally weakest period, revenue increased 18% and operating income increased by more than 97% compared to the first quarter of 2009.  We achieved these results, even while our Perma-Fix II unit for radioactive organic waste treatment was temporarily shut down as we made major enhancements to the unit.  With this unit expected back online in mid-May, combined with our growing on-site service work and our expansion into higher activity wastes, the outlook for 2010 is quite promising.  Longer-term, we continue to develop new treatment technologies for higher activity waste and remain focused on growing our nuclear services business.”

Financial Results

Revenue for the first quarter of 2010 increased 17.5% to $25.9 million, versus $22.0 million for the same period last year.  The increase in revenue is mainly attributable to increased on-site work at the Hanford facility in Richland, Washington and the company’s shift into higher activity wastes.  Revenue for the Nuclear Segment increased to $22.9 million from $19.1 million for the same period last year. Revenue for the Industrial Segment increased to $2.3 million versus $2.1 million for the same period last year due primarily to higher waste volume and improved pricing. Revenue from the Engineering Segment decreased to $675,000 from $779,000 for the same period last year.

Operating income for the first quarter increased 97.4% to $1.5 million versus $766,000 for the first quarter of 2009.  Net income for the first quarter of 2010 was $638,000, or $0.01 per share, versus net income of $548,000 or $0.01 per share, for the same period last year.  Net income in the first quarter of 2010 included a $436,000 in income tax expense, compared to only $9,000 in 2009, as 2009 included a full valuation allowance of our available net operating losses carry forward.  Net income in the first quarter of 2009 also included a recovery in discontinued operations of approximately $400,000 related to closure costs for Perma-Fix Treatment Services, Inc.

The Company had EBITDA of $2.7 million for continuing operations during the quarter ended March 31, 2010, as compared to EBITDA of approximately $1.9 million for the same period of 2009. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization.  EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies.  The table below reconciles EBITDA, a non-GAAP measure, to net income for the three months ended March 31, 2010 and 2009.

	Quarter Ended
	March 31,
(In thousands)	2010	2009
Net Income from Continuing Operations	$780	$249

Adjustments:
Depreciation & Amortization	1,136	1,180
Interest Income	(21)	(51)
Interest Expense	220	547
Interest Expense - Financing Fees	102	13
Income Tax Expense	436	9

EBITDA	$2,653	$1,947

The tables below present certain financial information for the business segments, excluding allocation of corporate expenses:

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
(In thousands)	Nuclear	Industrial	Engineering	Nuclear	Industrial	Engineering
Net revenues	$22,892	$2,292	$675	$19,114	$2,109	$779
Gross profit	4,637	595	160	3,946	456	211
Segment profit	2,407	190	38	1,754	54	86

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Thursday, May 6, 2010. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-8033 for U.S. callers, or (201) 689-8033 for international callers.  A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight May 13, 2010, and can be accessed by calling: (877) 660-6853 (U.S. callers) or (201) 612-7415 (international callers) and entering account # 286 and conference ID: 350128.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc., a national environmental services company, provides unique mixed waste and industrial waste management services. The Company’s increased focus on nuclear services includes radioactive and mixed waste treatment services for hospitals, research labs and institutions, federal agencies, including DOE, DOD, and nuclear utilities. The Company’s industrial services treat hazardous and non-hazardous waste for a variety of customers including, Fortune 500 companies, federal, state and local agencies and thousands of other clients. Nationwide, the company operates seven waste treatment facilities.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions.  Forward-looking statements include, but are not limited to: with this unit expected back online in mid-May, combined with our growing on-site services work and our expansion into higher activity wastes, the outlook for 2010 is quite promising; continue to develop new treatment technologies for high activity waste and remain focused on growing our nuclear services business.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our technologies; that neither the federal government nor any other party to a subcontract involving the federal government terminates or renegotiates any material contract granted to us prior to expiration of the term of the contract, as such contracts are generally terminable or renegotiable on 30 day notice, at the government’s option; or the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress provides continuing funding for the Department of Defense’s and Department of Energy’s remediation projects; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of our 2009 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:
Dr. Louis F. Centofanti, Chairman and CEO	David K. Waldman-US Investor Relations
Perma-Fix Environmental Services, Inc.	Crescendo Communications, LLC
(770) 587-5155	(212) 671-1021

Herbert Strauss-European Investor Relations
herbert@eu-ir.com
+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Amounts in Thousands, Except for Per Share Amounts)	2010	2009

Net revenues	$25,859		$22,002
Cost of goods sold	20,467		17,389
Gross profit	5,392		4,613

Selling, general and administrative expenses	3,878		3,859
Loss (gain) on disposal of property and equipment	2		(12)
Income (loss) from operations	1,512		766

Other income (expense):
Interest income	21		51
Interest expense	(220)		(547)
Interest expense-financing fees	(102)		(13)
Other	5		1
Income from continuing operations before taxes	1,216		258
Income tax expense	436		9
Income from continuing operations, net of taxes	780		249

(Loss) income from discontinued operations, net of taxes	(142)		299
Net income applicable to Common Stockholders	$638		$548

Net income (loss) per common share – basic
Continuing operations	$.01	$	―
Discontinued operations	―		.01
Net income per common share	$.01		$.01

Net income (loss) per common share – diluted
Continuing operations	$.01	$	―
Discontinued operations	―		.01
Net income per common share	$.01		$.01

Number of common shares used in computing net income (loss) per share:
Basic	54,693		53,982
Diluted	54,901		54,005

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED BALANCE SHEET

	March 31,
	2010	December 31,
(Amounts in Thousands, Except for Share Amounts)	(Unaudited)	2009

ASSETS
Current assets:
Cash & equivalents	$152	$196
Account receivable, net of allowance for doubtful accounts of $306 and $296	13,333	13,141
Unbilled receivables	10,886	9,858
Other current assets	3,656	3,798
Deferred tax assets – current	1,576	1,856
Assets of discontinued operations included in current assets	168	174
Total current assets	29,771	29,023

Net property and equipment	44,625	45,377
Property and equipment of discontinued operations, net of accumulated depreciation of $10 and $13, respectively	637	651
Deferred tax asset, net of liabilities	243	272
Intangibles and other assets	53,489	50,752
Total assets	$128,765	$126,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	24,974	26,190
Current liabilities related to discontinued operations	916	993
Total current liabilities	25,890	27,183

Long-term liabilities	25,460	22,655
Long-term liabilities related to discontinued operations	1,337	1,433
Total liabilities	52,687	51,271
Commitments and Contingencies
Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and outstanding, liquidation value $1.00 per share	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 75,000,000 shares authorized, 55,994,410 and 54,628,904 shares issued, respectively; 54,956,200 and 54,628,904 outstanding, respectively	55	55
Additional paid-in capital	100,365	99,641
Accumulated deficit	(25,539)	(26,177)
	74,881	73,519
Less Common Stock in treasury at cost: 38,210 shares	(88)	—
	74,793	73,519
Total liabilities and stockholders' equity	$128,765	$126,075